Exhibit 99.1

INVESTMENT TECHNOLOGY GROUP	380 Madison Avenue, New York, NY 10017 Tel. 212.588.4000 www.itg.com

FOR IMMEDIATE RELEASE

Investment Technology Group Appoints
Robert Gasser as CEO and President

NEW YORK, NY, September 18, 2006—Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that the Board of Directors appointed Robert Gasser as Chief Executive Officer and President, effective October 4, 2006. Mr. Gasser will also become a member of the Board of Directors. Ray Killian will retire as CEO, but remain at ITG as Chairman of the Board.

Mr. Gasser, 41, was previously CEO at NYFIX, Inc, a provider of global electronic trading solutions. Prior to joining NYFIX, he was CEO of NYFIX Millennium, a subsidiary of NYFIX, Inc. Before NYFIX, Mr. Gasser was Head of U.S. Equity Trading at JP Morgan. Mr. Killian, 69, founded ITG in 1987.

“Since ITG was founded, the firm has continually innovated to stay ahead of changing market conditions,” said Ray Killian, ITG’s Chairman, CEO and President. “ITG has the benefit of being an early entrant in electronic trading, and both the firm and market have come to a crossroads in their evolution. Bob brings the right mix of industry expertise, market insight and client focus to ITG, and I am confident that he will provide excellent leadership to the firm.”

“ITG has long been a pioneer in electronic trading and I am very pleased to be joining the firm at this point in its history,” said Robert Gasser, ITG’s incoming CEO and President. “In this competitive industry, ITG must continue to demonstrate the sophistication and quality of its product offering as well as its ability to keep pace with market trends. I want to ensure that ITG continues to lead the industry with its innovation, client service and comprehensive approach to trading.”

INVESTMENT TECHNOLOGY GROUP

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A conference call to introduce Mr. Gasser will be held at 10:00 am ET on September 18, 2006. Those wishing to listen to the call should dial 866-356-4123 and enter the pass code 40898972 at least 10 minutes prior to the start of the call to ensure connection. The conference call and webcast will also be accessible through ITG’s web site at http://www.itg.com. For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 69778028. A replay will be available for two weeks on ITG’s web site. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

About ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process. A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency. The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

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